MIDWEST EXPRESS HOLDINGS, INC.
                                 1995 STOCK PLAN
                              FOR OUTSIDE DIRECTORS
                     (as amended through September 18, 1996)


   1. Establishment. MIDWEST EXPRESS HOLDINGS, INC. (the "Company") hereby establishes a plan for the members of its Board of Directors who are not officers or employees of (i) the Company, (ii) any of its subsidiaries or (iii) any 10% or greater stockholder of the Company ("Outside Directors"), as described herein, which shall be known as the MIDWEST EXPRESS HOLDINGS, INC. 1995 STOCK PLAN FOR OUTSIDE DIRECTORS (the "Plan").

   2. Purpose. The purpose of the Plan is to advance the Company's growth and success, and to advance its interests by attracting and retaining well-qualified Outside Directors upon whose judgment the Company is largely dependent for the successful conduct of its operations and by providing such individuals with incentives to put forth maximum efforts for the long-term success of the Company's business.

   3. Effective Date of the Plan. The effective date of the Plan (the "Effective Date") is the date of its approval by the stockholders of the Company.

   4. Stock Subject to the Plan. Subject to adjustment in accordance with the provisions of paragraph 10, the total number of shares of common stock of the Company ("Common Stock"), available for awards during the term of this Plan shall be 25,000 shares. Shares of Common Stock to be delivered under the Plan shall be made available from presently authorized but unissued Common Stock or authorized and issued shares of Common Stock reacquired and held as treasury shares, or a combination thereof. In no event shall the Company be required to issue fractional shares of Common Stock under the Plan. Whenever under the terms of the Plan a fractional share of Common Stock would otherwise be required to be issued, there shall be paid in lieu thereof one full share of Common Stock.

   5.   Administration.

        (a) The Plan shall be administered by the Board Affairs and Nominating Committee (the "Committee") of the Board of Directors consisting of not less than three members of the Board of Directors appointed from time to time by the Board of Directors.

        (b) Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to the extent provided by law.

        (c) Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law and under any directors' and officers' liability insurance that may be in effect from time to time.

        (d) A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.

   6. Automatic Grants of Common Stock. Each Outside Director shall be granted Common Stock as follows:

        (a) Annual Meeting. Subject to paragraph 8, on the date of the Company's first annual meeting of stockholders, and thereafter on the date of each succeeding annual meeting of the stockholders of the Company ("Grant Date"), an Outside Director, if re-elected or retained as an Outside Director at such meeting, shall be granted 300 shares of Common Stock as an annual retainer fee (an "Annual Grant").

        (b) Interim Election. Outside Directors elected between Grant Dates shall be granted a proportionate share of the Annual Grant at the time of their election.

   7.   Elective Grant.

        (a) Share Election. Subject to paragraph 8, each Outside Director may elect (a "Share Election") to receive all or any portion of his committee and meeting fees earned in each calendar year for services on the Board of Directors, exclusive of the annual retainer fee (the "Other Fees"), in the form of Common Stock. A Share Election, or a modification or revocation of a Share Election by a subsequent Share Election, (i) must be in writing and delivered to the Secretary of the Company, (ii) shall be effective with respect to Other Fees earned commencing on the date the Secretary of the Company receives the Share Election and (iii) shall remain in effect unless modified or revoked by a subsequent Share Election in accordance with the provisions hereof.

        (b) Transfer of Shares. Shares of Common Stock issuable to an Outside Director with respect to a Share Election shall be transferred to such Outside Director effective as of the last business day of the month in which the Other Fees are earned. The total number of shares of Common Stock to be so transferred shall be determined by dividing the amount of Other Fees for the applicable month by the fair market value of a share of Common Stock on the last business day of such month. For purposes of this Plan, "fair market value" shall mean the closing sale price of a share of Common Stock on the New York Stock Exchange on the date for determining fair market value (or if no sale took place on such exchange on such date, then on the most recent preceding date on which a sale took place).

   8.   Deferral Election.

        (a) Deferral Election. Each Outside Director may elect (a "Deferral Election") to defer receiving all or any portion of the shares of Common Stock that would otherwise be transferred pursuant to paragraph 6 or paragraph 7, or any of his or her Other Fees that would otherwise be payable in cash. A Deferral Election, or a modification or revocation of a Deferral Election by a subsequent Deferral Elections must be in writing and delivered to the Secretary of the Company and shall be effective (i) with respect to Other Fees payable on or after the first day of the month that is coincident with or following the date the election is delivered and (ii) with respect to any Annual Grant payable on or after the first day of the calendar year that is after the date the election is delivered, except that (A) a Deferral Election made at any time until the date 30 days after the shareholders of the Company approve the Plan shall be effective with respect to the Annual Grant and/or Other Fees payable at any time on or after the date shareholders approve the Plan and
             (B) any Director who becomes an Outside director subsequent to January 1 of a calendar year may deliver a Deferral Election during the 30-day period immediately following the date the Director becomes an Outside Director that is effective with respect to the Annual Grant and/or Other Fees payable at any time on or after the date the Director becomes an Outside Director. A Deferral Election once made shall remain in effect unless modified or revoked by a subsequent Deferral Election in accordance with the provisions hereof.

        (b) Accounts. An Outside Director who makes a Deferral Election with respect to a Share Election or an Annual Grant shall have the number of deferred shares of Common Stock (including fractions of a share) credited to a "Share Account" for the Outside Director in the form of "Share Units." An Outside Director who makes a Deferral Election with respect to Other Fees that are not subject to a Share Election shall have the amount of deferred Other Fees credited to a "Cash Account" for the Outside Director. Collectively, the amounts deferred in an Outside Director's Share Account and Cash Account shall hereafter be referred to as the "Deferred Amounts."

        (c) Cash Dividends and Share Accounts. Whenever cash dividends are paid by the Company on outstanding Common Stock, on the payment date therefor there shall be credited to the Outside Director's Share Account a number of additional Share Units equal to (i) the aggregate dividend that would be payable on outstanding shares of Common Stock equal to the number of Share Units credited to such Share Account on the record date for the dividend, divided by (ii) the fair market value of a share of Common Stock on the last trading business day immediately preceding the date of payment of the dividend.

        (d) Cash Accounts. At the election of an Outside Director, a Director's Cash Account shall be (i) credited with interest at an annual rate equal to the sum of the daily interest earned at a rate equal to the yield from time to time on U.S. Treasury obligations maturing in seven years as reported in The Wall Street Journal (Midwest Edition) and compounded monthly, or such other rate specified by the Committee, or (ii) credited or debited with the annual investment returns relating to such investment vehicle or vehicles as may be made available by the Committee from time to time, if any, and selected by the Outside Director, or such combination of (i) and (ii) as the Outside Director designates by written notice to the Secretary of the Company.

        (e) Distributions. Subject to subsection (k), an Outside Director's Deferred Amounts shall become payable as soon as practicable following the earliest of (i) the date irrevocably selected by the Outside Director in his or her Deferral Election, (ii) the Outside Director's death or (iii) the Outside Director's total and permanent disability, as determined by the Committee.

        (f) Form of Payments. All payments from a Share Account shall be made in shares of Common Stock by converting Share Units into Common Stock on a one-for-one basis. All payments from a Cash Account shall be made in cash.

        (g) Manner of Payments. Subject to subsection (k), in his or her Deferral Election, each Outside Director shall elect to receive payment of his or her Deferred Amounts either in a lump sum or in two to fifteen substantially equal annual installments. In the event of an Outside Director's death, payment of the remaining portion of the Director's Deferred Amounts will be made to the director's beneficiary in a lump sum as soon as practicable following the director's death.

        (h) Hardship Distribution. Notwithstanding any Deferral Election, in the event of severe financial hardship to an Outside Director resulting from a sudden and unexpected illness, accident or disability of the Outside Director or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Outside Director, all as determined by the Committee, an Outside Director may withdraw a portion of the Share Units in his or her Share Account and/or cash in his or her Cash Account by providing written notice to the Secretary of the Company. Withdrawals of amounts shall only be permitted to the extent reasonably necessary to meet the emergency need due to the severe financial hardship.

        (i) Designation of Beneficiary. Each Outside Director or former Outside Director entitled to payment of Deferred Amounts hereunder from time to time may designate any beneficiary or beneficiaries (who may be designated concurrently, contingently, or successively) to whom any such Deferred Amounts are to be paid in case of the Outside Director's death before receipt of any or all of such Deferred Amounts. Any designation will revoke all prior designations by the Outside Director or former Outside Director, shall be in a form prescribed by the Company and will be effective only when filed by the Outside Director or former Outside Director, during his or her lifetime, in writing with the Secretary of the Company. References in this Plan to a director's "beneficiary" at any date shall include such persons designated as concurrent beneficiaries on the director's beneficiary designation form then in effect. In the absence of any such designation, any balance remaining in an Outside Director's or former Outside Director's Share Account and/or Cash Account at the time of the director's death shall be paid to such director's estate in a lump sum.

        (j) No Account Transfers. An Outside Director may not transfer or convert a Share Account to a Cash Account or vice versa.

        (k) Changes With Respect to Distributions. With the consent of the Company, an Outside Director may (i) postpone the date on which Deferred Amounts are to become payable pursuant to subsection
             (e)(i) or (ii) change the manner in which the Deferred Amounts are to be paid pursuant to subsection (g), provided in each case that any such change is made prior to the calendar year in which such payments are to commence.

        (l) No Assets. No stock, cash or other property will be deliverable to an Outside Director in respect of the Outside Director's Deferred Amounts until the date or dates identified pursuant to this Section 8, and all Deferred Amounts shall be reflected in one or more unfunded accounts established for the Outside Director by the Company, payment of the Company's obligation will be from general funds, and no special assets (stock, cash or otherwise) have been or will be set aside as security for this obligation.

        (m) No Transfers. An Outside Director's rights to payments under this Section 8 are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by an Outside Director's creditors or the creditors of his or her beneficiaries, whether by operation of law or otherwise, and any attempted sale, transfer, assignment, pledge, or encumbrance with respect to such payment shall be null and void, and shall be without legal effect and shall not be recognized by the Company.

        (n) Unsecured Creditor. The right of an Outside Director to receive payments under this Section 8 is that of a general, unsecured creditor of the Company, and the obligation of the Company to make payments constitutes a mere promise by the Company to pay such benefits in the future. Further, the arrangements contemplated by this Section 8 are intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

   9. Termination of Service as Outside Director. In the event an Outside Director ceases to serve on the Board of Directors, all rights to receive Common Stock pursuant to paragraph 6 shall terminate immediately.

   10. Adjustment Provisions. In the event of any change in the shares of the Common Stock by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), spin-off, merger, consolidation, recapitalization, or split-up, combination or exchange of shares, or otherwise, the aggregate number of shares available under this Plan, the amount of the Annual Grant and the number of Share Units credited to each Outside Director's Share Account shall be appropriately adjusted by the Committee, using the same standards and/or formulas as it uses in making adjustments under the Midwest Express Holdings, Inc. 1995 Stock Option Plan, but any such adjustment to the amount of the Annual Grant and/or the number of Share Units shall be only such as is necessary to maintain the proportionate interest of the Outside Director and preserve, without exceeding, the value reflected by the Annual Grant and the Outside Director's Share Account.

   11. Termination and Amendment of Plan. The Plan shall terminate on September 27, 2005, unless sooner terminated as hereinafter provided. The Board of Directors may at any time terminate the Plan. The Board of Directors may amend the Plan as it shall deem advisable including (without limiting the generality of the foregoing) any amendments deemed by the Board of Directors to be necessary or advisable to assure conformity of the Plan with any requirements of state and federal laws or regulations now or hereafter in effect; provided, however, that (a) the Board of Directors may amend the provisions of paragraph 6 not more often than once in any six month period, (b) the Board of Directors may not, without further approval by the shareholders of the Company, make any modifications which, under Rule 16b-3, require such approval and (c) no amendment shall affect adversely any of the rights of any Outside Director, without such Outside Director's consent, under any election theretofore in effect under the Plan.

   12. Rights as a Stockholder. An Outside Director shall have no rights as a stockholder with respect to Common Stock granted under this Plan until the date of issuance of the stock certificate to him. Except as provided in paragraph 10, no adjustment will be made for dividends or other rights for which the record date is prior to the date such Common Stock is issued. The shares of Common Stock granted to each Outside Director prior to September 18, 1996 are not transferable by the recipient for a period of six months after the Grant Date (or, for a director elected between Grant Dates, the date of the director's election), except in the event of the death or disability of the recipient. All certificates evidencing shares granted to an Outside Director shall bear an appropriate legend evidencing such transfer restrictions.

   13. Governing Law. The Plan, all awards hereunder, and all determinations made and actions taken pursuant to the Plan shall be governed by the internal laws of the state in which the Company is incorporated, to the extent not otherwise governed by the Internal Revenue Code or the laws of the United States.

   14. Unfunded Plan. This Plan shall be unfunded. No person shall have any rights greater than those of a general creditor of the Company.

   15. Withholding. The Company shall have the right to deduct from all amounts deferred pursuant to a Deferral Election and/or payments made under the Plan any federal, state, or local income taxes or FICA required to be withheld with respect to such compensation. Each Outside Director shall be entitled to irrevocably elect to have the Company withhold shares of Common Stock having an aggregate fair market value, as of the last trading business day immediately preceding the date such shares would otherwise be transferred hereunder, equal to the amount required to be withheld.

   16. Change of Control. Anything in this Plan to the contrary notwithstanding, upon the occurrence of a Change of Control (as such term is defined in the Midwest Express Holdings, Inc. 1995 Stock Option Plan): (a) all Share Units credited to any Outside Director's Share Account shall be converted into Common Stock and together with all Deferred Amounts credited to a Cash Account shall be transferred as soon as practicable in a lump sum to each Outside Director; and
        (b) any Annual Grant and/or Other Fees earned in respect of the calendar quarter in which the Change of Control occurs shall be paid in cash as soon as practicable.